Exhibit 10.49

AMENDMENT AND TERMINATION

OF THE

BIOVENTUS STOCK PLAN

February 9, 2021

Bioventus LLC, a Delaware limited liability company (the “Company”), has previously adopted the Bioventus Stock Plan (previously known as the Bioventus LLC Phantom Profits Interests Plan), as amended and restated (and as may be amended from time to time, the “Plan”). Section 10 of the Plan allows the Board to amend the Plan in certain respects from time to time.

The Board of Managers of the Company has determined that it is appropriate to amend and terminate the Plan effective as of the date Bioventus Inc.’s registration statement on Form S-1 is declared effective, subject to the consummation of the initial public offering of Bioventus Inc. Class A Common Stock (the “IPO”). In the event that the IPO is not consummated on or prior to December 31, 2021, this amendment and termination shall be void ab initio.

The Plan, as revised by this amendment and termination, constitutes the entire Plan as amended to date. Capitalized terms not defined herein shall have the meanings assigned to them under the Plan. Notwithstanding any other provision in the Plan:

1. Section 1(h) of the Plan is hereby amended and restated in its entirety to read as follows:

““Payment Amount” means the amount payable with respect to each vested Phantom Profits Interest Unit upon the applicable Payment Event; provided, however, that, notwithstanding the foregoing, if the Payment Event is due to a Plan Termination, the Payment Amount with respect to each Grantee shall mean an amount equal to the value of the Grantee’s Phantom Profits Interest Units as of the date of the Plan Termination, subject to adjustment for any earnings (or loss) with respect to such amount during the period beginning on the Plan Termination and ending on the Plan Termination Distribution Date (as defined in Section 5(b)(iv), below).”

2. Section 1(i) of the Plan is hereby amended and restated in its entirety to read as follows:

““Phantom Profits Interest Unit” means the right to receive a payment from the Company in cash or securities of the Company or one of its affiliates or such other form of payment as the Committee may determine in its sole discretion in an amount equal to the Payment Amount upon the Payment Event as set forth in the applicable Award Agreement.”

3. Section 2(b) of the Plan is hereby amended and restated in its entirety to read as follows:

“(b) Administrator Authority. The Administrator shall determine (i) the Grantees to receive Awards, (ii) the size and terms of the Awards, (iii) the time when the Awards will be made, (iv) the applicable Payment Event, (v) the duration of any applicable vesting period, provided that such vesting period shall not be less than four years and that the Award shall vest ratably over the vesting period, and (vi) the Benchmark Amount with respect to any Award.”

4. Section 5(a) of the Plan is hereby amended to add a final sentence that reads as follows:

“In addition, notwithstanding any other provision of the Plan, a Plan Termination (as defined in Section 16, below) shall constitute a Payment Event.”

5. Section 5(b) of the Plan is hereby amended to add the following new subsection (iv):

“(iv) Notwithstanding any other provision of the Plan (including, without limitation Sections 5(b)(i)-(iii), above), if the Payment Event is due to a Plan Termination, the Payment Amount shall be distributed with respect to (a) all Phantom Profits Interest Units that vested prior to or as of the date of the Plan Termination, (b) all Phantom Profits Interest Units that would otherwise vest between the date of the Plan Termination and the 12-month anniversary of the Plan Termination; provided that, in the event of the termination of the Grantee’s employment prior to an applicable vesting date during such 12-month period, the Grantee shall forfeit the right to receive the Payment Amount with respect to the Phantom Profits Interest Units that would have vested on such vesting date, and (c) all Phantom Profits Interest Units that would otherwise vest after the 12-month anniversary of the Plan Termination; provided that, in the event of the termination of the Grantee’s employment prior to the 12-month anniversary of the Plan Termination, the Grantee shall forfeit the right to receive the Payment Amount with respect to such Phantom Profits Interest Units. Such Payment Amount shall be distributed to the Grantee on the first business day following the 12-month anniversary of the Plan Termination (the “Plan Termination Distribution Date”); provided that no such distribution shall be made if the Plan Termination Distribution Date and associated distributions are determined by the Administrator to be proximate to a downturn in the Company’s financial health (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C)) if such distribution would result in additional taxes or penalties to the Grantee under Section 409A of the Code, and in such event the distribution shall be made as soon thereafter as permissible without penalty under Section 409A of the Code.”

6. The following new Section 16 shall be added to the Plan:

“16. Plan Termination

The Plan shall be terminated (the “Plan Termination”) effective as of the date Bioventus Inc.’s registration statement on Form S-1 is declared effective, subject to the consummation of the initial public offering of Bioventus Inc. Class A Common Stock (the “IPO”), and in connection with the Plan Termination distributions shall be made to all eligible Grantees in accordance with Section 5(b)(iv), above. The Plan Termination is intended to comply with Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) and this amendment and termination shall be interpreted accordingly. Notwithstanding the foregoing, no provision of this amendment and termination shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from any Grantee or any other individual to the Company or any of its affiliates, employees or agents.”

7. The Plan, and all of the rights, privileges, title, interests, liabilities and obligations of Bioventus LLC under the Phantom Plan, will be assumed by Bioventus Inc. pursuant to that certain Assignment and Assumption Agreement, entered into by and between the Company and Bioventus Inc., effective as of the date set forth therein. Following such assumption (a) “Company” shall mean Bioventus Inc., (b) “Board” shall mean the Board of Directors of Bioventus Inc., and (c) “Administrator” shall mean the Board of Directors of Bioventus Inc., and the Plan shall be interpreted accordingly.

8. The form of payment to be made to the Grantee shall be determined by the Administrator in its sole discretion.

9. This amendment and termination shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the choice of law principles thereof. Except as set forth in this amendment and termination, the terms and conditions of the Plan shall remain in full force and effect. In accordance with its authority under Section 2 of the Plan, the Administrator has determined that this amendment and termination does not adversely impact the rights of any Grantee under any Award granted to such Grantee under the Plan.

* * * * * * * *

Executed as of the first date set forth above.

BIOVENTUS LLC

By:	/s/ Kenneth Reali
Name: Kenneth Reali
Title: Chief Executive Officer

Signature Page to Amendment to

the Bioventus Stock Plan